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                                                                     EXHIBIT 2.4


                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "Agreement"), is executed as of the 25th day of January 2000, by and among HealthStream, Inc., a Tennessee corporation ("HealthStream"), HealthStream Acquisition II, Inc., a newly formed Tennessee corporation and wholly owned subsidiary of HealthStream ("Merger Sub"), Multimedia Marketing, Inc., a Texas corporation d/b/a m3 The Healthcare Learning Company ("M3"), and each of the stockholders of M3 as identified on the signature pages hereto (individually, a "Principal Stockholder," and, collectively, the "Principal Stockholders").

                                    RECITALS

         WHEREAS, the Boards of Directors of HealthStream, Merger Sub, and M3 each have determined that a business combination between HealthStream, Merger Sub, and M3 is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

         WHEREAS, for federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

         1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), M3 shall be merged with and into Merger Sub in accordance with this Agreement and the separate corporate existence of M3 shall thereupon cease (the "Merger"). Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a wholly owned subsidiary of HealthStream. The Merger shall have the effects specified in Section 48-21-108 of the Tennessee Business Corporation Act ("TBCA") and Section 5.06 of the Texas Business Corporation Act ("Texas Act").

         1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of HealthStream, 209 10th Ave. South, Suite 450, Nashville, Tennessee, at 11:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
Article 7 herein shall be fulfilled or waived in accordance herewith or at such other time, date, or place as HealthStream and M3 may agree. HealthStream shall provide M3 with 5 days prior notice of the proposed date of Closing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         1.3. Effective Time. If all the conditions to the Merger set forth in
Article 7 herein shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as



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provided in Article 8 herein, the parties hereto shall cause Articles of Merger, in the forms attached hereto as Exhibits A-1 and A-2, to be properly executed and filed in accordance with the applicable provisions of the TBCA and the Texas Act on the Closing Date. The Merger shall become effective at the time agreed upon and designated in the Articles of Merger filed with the Secretaries of State of Tennessee and Texas as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2.
                                CHARTER, BYLAWS,
             AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         2.1. Charter. The Charter of Merger Sub in effect immediately prior to the Effective Time shall, except as amended immediately following the Effective Time in accordance with the Articles of Merger attached as Exhibit A, be the Charter of the Surviving Corporation.

         2.2. Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

         2.3. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

         2.4. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE 3.
                              MERGER CONSIDERATION

         3.1. Conversion of M3 Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the M3 stockholders ("M3 Stockholders"), the outstanding shares of common stock, $0.01 par value, of M3 (the "M3 Common Stock") shall be converted into, and become exchangeable for, the right to receive 442,182 shares of validly issued, fully paid, and nonassessable common stock, no par value, of HealthStream (the "HealthStream Common Stock"). The 442,182 shares of HealthStream Common Stock issuable in connection with the Merger are sometimes referred to herein as the "Consideration Shares." The Consideration Shares and the Cash Consideration defined in Section 3.5 herein shall be collectively referred to as the "Merger Consideration." 7,162 of the Consideration Shares shall be issued to the Principal Stockholders at the Closing. 36,818 of the Consideration Shares issued to the Principal Stockholders under this Agreement shall be placed in the Escrow Fund described in Section 3.2.1 below. The remaining 131,932 Consideration Shares issued to the Principal Stockholders under this Agreement shall be subject to a Stock Vesting Agreement, substantially in the form of Exhibit I attached hereto. The Merger Consideration shall be issued to the remaining M3 Stockholders according to the schedule attached as Exhibit L hereto.

         3.2. Escrow Shares.

              3.2.1. At the Closing, pursuant to an Escrow Agreement, substantially in the form attached hereto as Exhibit B (the "Escrow Agreement"), the parties shall establish an escrow (the "Escrow Fund") comprised of 36,818 of the Consideration Shares issuable to the Principal Stockholders pursuant to Section 3.1 (the "Escrow Shares"). The Escrow Shares shall be maintained in escrow for




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         the purposes of satisfying claims by HealthStream for indemnification under Article 9 herein and the Escrow Agreement until the first anniversary of the Closing Date (the "Escrow Period").

              3.2.2. The right to receive Escrow Shares upon expiration of the Escrow Period is an integral part of the Merger Consideration, and shall not be transferable or assignable by, but shall inure to the benefit of the heirs, representatives, or estate of, any Principal Stockholder.

         3.4. Fractional Shares. In lieu of the issuance of fractional shares of HealthStream Common Stock, each M3 Stockholder, upon surrender of a certificate which immediately prior to the Effective Time represented M3 Common Stock, shall be entitled to receive a cash payment (without interest) equal to $16.00 per share of any fraction of a share of HealthStream Common Stock to which such holder would be entitled under Section 3.1 herein, but for this provision.

         3.5. Adjustments of HealthStream Common Stock. In the event HealthStream changes the number of shares of HealthStream Common Stock issued and outstanding following the date of this Agreement but prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, conversion, reorganization, or any other transaction in which any security of HealthStream or any other entity or cash is issued or paid in respect of the outstanding shares of HealthStream Common Stock and the record date therefor is after the date of this Agreement and prior to the Effective Time, the Consideration Shares shall be proportionately adjusted.

         3.6. Cash Consideration. For purposes of this Agreement, the "Cash Consideration" shall be six hundred thousand dollars (US$600,000). The Cash Consideration shall be paid to the M3 Stockholders in accordance with Exhibit L attached hereto in cash at Closing in immediately available funds.

         3.7. Merger Sub Shares. Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time shall not be converted or exchanged by virtue of the Merger and shall remain outstanding as one share of capital stock of the surviving corporation.

         3.8. Reservation of Shares. Simultaneously with the date of this Agreement, the Board of Directors of HealthStream shall reserve for issuance a sufficient number of shares of HealthStream Common Stock for the purpose of issuing its shares to the M3 Stockholders in accordance herewith.

                                   ARTICLE 4.
                  REPRESENTATIONS AND WARRANTIES OF M3 AND THE
                             PRINCIPAL STOCKHOLDERS

         Except as set forth in the disclosure letter delivered prior to the execution hereof to HealthStream (the "M3 Disclosure Letter"), M3 and the Principal Stockholders, severally and not jointly, represent, warrant, and agree as follows:

         4.1. Existence; Good Standing; Corporate Power and Authority. M3 is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. M3 is qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States in which the character of the properties owned or leased by them therein or in which the transaction of business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect as defined in Section 10.15.3 herein. M3 has all requisite corporate power and authority to own, operate, and lease its respective properties and to carry on its respective business as now conducted.



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M3 has provided to HealthStream in the M3 Disclosure Letter complete and correct copies of its articles of incorporation and bylaws each of which is in full force and effect.

         4.2. Authorization, Validity, and Effect of Agreements. M3 has the full corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. This Agreement and the Merger have been approved by the Board of Directors of M3 and, upon the approval of the M3 Stockholders, the consummation by M3 of the transactions contemplated hereby will have been duly authorized by all requisite corporate action. Subject to the approval of the M3 Stockholders, this Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of M3 and the Principal Stockholders, enforceable in accordance with their respective terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         4.3. Capitalization. The authorized capital stock of M3 consists of 10,000,000 shares of M3 Common Stock, 5,313,740 shares of which are issued and outstanding as of the date of this Agreement and owned beneficially and of record by the M3 Stockholders as set forth in the M3 Disclosure Letter. M3 has no outstanding capital stock, bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of M3 on any matter. All issued and outstanding shares of M3 Common Stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. There are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, or commitments that obligate M3 to issue, transfer, or sell any shares of its capital stock. To M3's or the Principal Stockholders' Knowledge, as defined in Section 10.15.2 herein, none of the outstanding shares of M3 Common Stock are subject to any voting trust agreement, lien, encumbrance, security interest, restriction, or claim.

         4.4. Other Interests. M3 does not own, directly or indirectly, or have any obligation to acquire any interest or investment in any corporation, partnership, joint venture, business, trust, or other entity.

         4.5. No Violation. Subject to the approval of the M3 Stockholders, neither the execution and delivery by M3 and the Principal Stockholders of this Agreement nor the consummation by M3 and the Principal Stockholders of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a violation of any provisions of the Articles of Incorporation or bylaws of M3; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of M3 or any Principal Stockholder pursuant to any material commitment, lease, contract, or other material agreement or instrument to which M3 or any Principal Stockholder is a party (including, without limitation, "Material Contracts" as defined in Section 4.21 below and which could cause a Material Adverse Effect); or (iii) violate or result in a change in any rights or obligations under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to M3 or any Principal Stockholder.

         4.6. Regulatory Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental entity, is required by or with respect to M3 or any Principal Stockholder in connection with the execution and delivery of this Agreement by M3 or any Principal Stockholder, or the consummation by M3 or any Principal Stockholder of the transactions contemplated hereby, which the failure to obtain would have a Material Adverse Effect.


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         4.7. Financial Statements. M3 has delivered to HealthStream in the M3
Disclosure Letter its audited financial statements for the years ended December 31, 1997, 1998 and 1999. Each of the balance sheets provided, or to be provided pursuant to Section 6.6 herein, to HealthStream by M3 (including the related notes and schedules) fairly presents the financial condition of M3 as of their respective dates and each of the statements of income, stockholders' equity, and cash flows provided, or to be provided pursuant to Section 6.6 herein, to HealthStream by M3 (including any related notes and schedules) fairly presents the results of operations, stockholders' equity, and cash flows of M3 for the periods set forth therein (subject, in the case of interim statements, to normal year-end audit adjustments, none of which will constitute a Material Adverse Effect), in each case in accordance with generally accepted accounting principals consistently applied ("GAAP"). Such financial statements have been prepared from the books and records of M3 which accurately and fairly reflect the transactions and the acquisitions and dispositions of the assets of M3 in all material respects. M3 does not have any liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as reflected in the December 31, 1999 financial statements or the M3 Disclosure Letter, or those liabilities incurred in the ordinary course of business since December 31, 1999.

         4.8. No Material Adverse Changes. Since December 31, 1999, there has not been (i) any material adverse change in the financial condition, results of operations, business, assets, or liabilities (contingent or otherwise, whether due or to become due, known or unknown) of M3; (ii) any dividend declared or paid or distribution made on the capital stock of M3, or any capital stock thereof redeemed or repurchased; (iii) any incurrence by M3 of long term debt;
(iv) any material salary, bonus, or compensation increases to any officers, employees, or agents of M3 except for annual bonuses or raises which are consistent with past practices of M3; (v) any pending or threatened labor disputes or other labor problems against or potentially affecting M3 that could cause a Material Adverse Effect; or (vi) any other transaction entered into by M3 except in the ordinary course of business and consistent with past practice excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby.

         4.9. Tax Matters.

              4.9.1. For purposes of this Agreement, (i) "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration, or imposition of any Tax.



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              4.9.2. M3 has duly and timely filed all Tax Returns and has duly and timely paid all Taxes and other charges (whether or not shown on any Tax Return) due or claimed to be due from any of them by federal, foreign, state, or local taxing authorities or has set up an adequate reserve for all Taxes payable. True and correct copies of all Tax Returns relating to federal taxes and state income and sales taxes and other charges for the period from organization through December 31, 1999 have been heretofore delivered to HealthStream. The accruals and reserves for Taxes contained in the financial statements and carried on the books of M3 (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) are adequate to cover all material Tax liabilities. Since December 31, 1999, M3 has not incurred any Tax liabilities other than in the ordinary course of business. There are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of M3 (whether real, personal, or mixed, tangible or intangible), and, except as reflected in the financial statements, there are no pending or, to M3's Knowledge, threatened audits or examinations relating to, or claims asserted for, Taxes or assessments against M3 and M3 has no Knowledge of any basis for any such claims. M3 has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. M3 is not a party to any Tax allocation or sharing agreement. M3 has no liability for the Taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law). M3 has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or stockholder.

              4.9.3. The M3 Disclosure Letter lists each jurisdiction in which M3 files Tax Returns for each period or portion thereof ending on or before the date of this Agreement. Except as set forth in the M3 Disclosure Letter, to M3's or the Principal Stockholders' Knowledge, there is no claim outstanding against M3 by any taxing authority in a jurisdiction where M3 does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

              4.9.4. All material elections with respect to Taxes affecting M3 as of the date hereof are set forth in the M3 Disclosure Letter.

              4.9.5. All joint ventures, partnerships, or other arrangements or contracts to which M3 is a party and that could be treated as a partnership for federal income tax purposes are set forth in the M3 Disclosure Letter.

              4.9.6. M3 has not (i) filed a consent pursuant to Section 341(f) of the Code nor agreed to have Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by M3; (ii) agreed, or is required to agree, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of M3 for Taxes; (iii) made an election, or is required to make an election, to treat any asset of M3 as owned by another person pursuant to the provisions of former Section 168(f)(8) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (iv) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

              4.9.7. As soon as practicable following the Effective Time, the Principal Stockholders shall, on behalf of M3, timely file all Tax Returns for, and pay all Taxes due with respect to, the period ending December 31, 1999 and the short period beginning on January 1, 2000 and ending on the Closing Date. The Principal Stockholders shall close M3's books on the Closing Date and shall report on M3's federal corporate income Tax Return for the short period ending on the Closing Date



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         all items of income, loss, deduction, and credit arising during the short period under M3's method of accounting.

         4.10. Employees and Fringe Benefit Plans.

              4.10.1. The M3 Disclosure Letter sets forth the names, ages, and titles of all members of the Board of Directors and officers of M3 and all employees of M3 earning in excess of $30,000 per year, and the annual rate of compensation (including bonuses) being paid to each such officer and employee as of the most recent practicable date.

              4.10.2. The M3 Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement, or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement, or practice, of M3, whether legally binding or not, that affects one or more of M3's employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). M3 neither has nor sponsors, nor participates in any Plan that is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code.

              4.10.3. For each Plan that is an "employee benefit plan" under
         Section 3(3) of ERISA, M3 has delivered to HealthStream correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and funding agreements that implement each such Plan.

              4.10.4. M3 does not have any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional Plan; (ii) to modify or change any Plan; or (iii) to maintain for any period of time any Plan. The M3 Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) with respect to each existing Plan.

              4.10.5. Except where failure to do so would not have a Material Adverse Effect, M3 does not have any unfunded past service liability in respect of any Plans; M3, nor any Plan nor any trustee, administrator, fiduciary, or sponsor of any Plan has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports, and descriptions as to such Plans (including Form 5500 Annual Reports, summary plan descriptions, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor, and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding, or investigation pending or to the best of M3's or the Principal Stockholders' Knowledge, threatened with respect to any of the Plans, the related trusts, or any fiduciary, trustee, administrator, or sponsor of the Plans; the Plans have been established, maintained, and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; and each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the current terms of the Plan.

              4.10.6. Except where failure to do so would not have a Material Adverse Effect, M3 has to M3's or the Principal Stockholders' Knowledge, complied in all respects with all applicable federal,



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         state, and local laws, rules, and regulations relating to employees'
         employment and employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws, and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

              4.10.7. The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by M3 to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code; (ii) entitle any employee or former employee of M3 to severance pay, unemployment compensation, or any other payment; or (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, or other employee benefits under any Plan (including vacation and sick pay).

              4.10.8. None of the Plans that are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

              4.10.9. Neither M3 nor any member in a "controlled group" with M3 (as defined in ERISA) has ever contributed to, participated in, or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and M3 has not incurred or owes any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Section 4201, 4203, or 4205 of ERISA.

         4.11. Assets. M3 owns the assets reflected in the December 31, 1999 balance sheet, including the leasehold estates, with good and indefeasible title, free and clear of any and all claims, liens, mortgages, security interests, or encumbrances whatsoever, and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, securities interests, or encumbrances. The buildings, plants, structures, and equipment owned or leased by M3 are in good operating condition and repair, and are adequate for the uses for which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost. The assets of the business of M3 reflected in the December 31, 1999 balance sheet are sufficient for the continued conduct of the business of M3 after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

         4.12. Accounts Receivable. All accounts receivable of M3 that are reflected on the balance sheet dated December 31, 1999 and on the accounting records of M3 as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the balance sheet dated December 31, 1999, or on the accounting records of M3 as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the balance sheet dated December 31, 1999, and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, on or before the first anniversary of the Closing Date. There is no contest, claim, or right of set-off with any maker of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         4.13. Lawful Operations. To M3's or the Principal Stockholders' Knowledge, M3 has been and currently is conducting its respective business, and each of the premises leased or owned by M3 have been



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and now are being used and operated, in compliance with all statutes, regulations, orders, covenants, restrictions, and plans of federal, state, regional, county, or municipal authorities, agencies, or boards applicable to the same, except where the failure to so comply would not have a Material Adverse Effect.

         4.14. Litigation. There is no suit, action, or proceeding pending or, to the Knowledge of M3 or any of the Principal Stockholders, threatened against or affecting M3. M3 is not subject to any currently existing order, writ, injunction, or decree relating to its respective operations.

         4.15. Corporate Records; Other Information. The minute books of M3, copies of which have been provided to HealthStream, reflect all meetings of the boards of directors, committees of the boards of directors, and the stockholders thereof.

         4.16. Intellectual Property Rights. M3 owns or possesses the right to use all trademarks, service marks, trade names, slogans, copyrights in published and unpublished works, patents, patent applications, rights in mask works, and all trade secrets, it currently uses without any material conflict or alleged conflict with the rights of others, except where any such conflict would not have a Material Adverse Effect. All copyrights are valid and enforceable, and are not subject to any maintenance fees, taxes, or actions falling due within ninety days after the date of this Agreement. No copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any copyright infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by a copyright from a third party have been marked with the proper copyright notice.

         4.17. Certain Business Practices and Regulations. Since 1996, neither M3, nor to M3's Knowledge, any of its executive officers, directors, or employees, has (i) made or agreed to make any contribution, payment, or gift to any customer, supplier, landlord, political candidate, governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any law or regulation; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its respective books and records for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, or local public office in violation of any law or regulation; or (iv) submitted any claim for services rendered or reimbursement for expenses to any person where the services were not actually rendered or the expenses were not actually incurred.

         4.18. Insurance. All policies and binders of insurance for professional liability, directors and officers, fire, liability, workers' compensation, and other customary matters held by or on behalf of M3 ("Insurance Policies") are described in the M3 Disclosure Letter and copies of which have been made available to HealthStream. The Insurance Policies (which term shall include any insurance policy entered into after the date of this Agreement in replacement of an Insurance Policy provided that such replacement policy shall insure against risks and liabilities, and in amounts and under terms and conditions, substantially the same as those provided in such replaced policy or binder) are in full force and effect. M3 is not in default with respect to any material provision contained in any Insurance Policy. M3 has not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied which failure or denial could cause a Material Adverse Effect.

         4.19. No Brokers. M3 has not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of M3 or HealthStream to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         4.20. HealthStream Stock Ownership; Investment Intent. The Principal Stockholders and M3 shall, at the Closing, cause the all of the M3 Stockholders to, jointly and severally, represent, warrant, and agree as follows:

              4.20.1. The shares of HealthStream Common Stock issuable in the Merger are being acquired by the M3 Stockholders for investment and not with a view to the distribution thereof, and each of the M3 Stockholders acknowledges and understands that the certificate(s) representing such shares of HealthStream Common Stock will bear a legend in substantially the following form:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES ACT AND CANNOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER SUCH ACTS OR UNLESS EXEMPTIONS FROM REGISTRATION ARE AVAILABLE.

         THE TRANSFERABILITY OF THE SHARES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT ENTERED INTO BETWEEN THE HOLDER OF THIS CERTIFICATE AND THE COMPANY. A COPY OF THE STOCKHOLDERS' AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND MAY BE REVIEWED AT SUCH OFFICE UPON REQUEST.

              4.20.2. (i) Each of the M3 Stockholders is an "accredited investor" as defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act") or each of the M3 Stockholders has such knowledge and experience in financial and business matters that they will be able to understand information concerning HealthStream and to evaluate the risks in any investment in HealthStream Common Stock.

                      (ii) Each of the M3 Stockholders confirms that
              HealthStream has made available to him or her to his or her representatives the opportunity to ask questions of HealthStream's officers and directors and to acquire such information about the shares of HealthStream Common Stock and the business and financial condition of HealthStream as the M3 Stockholders have requested, which additional information has been received.

                      (iii) In deciding to acquire shares of HealthStream Common
              Stock pursuant to the Merger, the M3 Stockholders have consulted with their legal, financial, and tax advisers with respect to the Merger and the nature of the investment together with additional information concerning HealthStream provided under subsection (ii) above.

                      (iv) Each M3 Stockholder has adequate means of providing
              for his or her current needs and personal contingencies and has no need for liquidity in his or her investment in HealthStream. Each of the M3 Stockholders, either alone or with his or her representatives, has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in HealthStream.

                      (v) Each M3 Stockholder has discussed with counsel, to the extent such M3 Stockholder felt necessary, the requirements, limitations, and restrictions on his or her ability to sell, transfer, or otherwise dispose of the HealthStream Common Stock to be received in the Merger, and fully understands the requirements, limitations, and restrictions on his or her ability to transfer, sell, or otherwise dispose of the HealthStream Common Stock.

                      (vi) Until the earlier of (i) the Effective Time or (ii)
              the termination of this Agreement, each M3 Stockholder will not sell, transfer, or otherwise dispose of, or reduce such person's interest in or risk relating to, any M3 Common Stock or any instrument exercisable for or convertible into M3 Common Stock currently owned by the M3 Stockholder.

         4.21. Contracts; No Defaults. The M3 Disclosure Letter contains a complete and accurate list, and M3 has previously delivered to HealthStream complete copies of, all contracts and agreements for the performance of services or the purchase or leasing of property by M3 of an amount or value in excess of ten thousand dollars (US$10,000) ("Material Contracts"). To the extent it applies to M3, each of the Material Contracts is in full force and effect and is valid and enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and M3 is in full compliance with all applicable terms and requirements thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to M3 under any Material Contract with any person, including any governmental authority, having the contractual or statutory right to demand or require such renegotiation.

         4.22. Affiliate Transactions. None of the M3 Stockholders has any interest in any property (whether real, personal, or mixed, tangible or intangible) used in or pertaining to M3 business. No M3 Stockholder owns, of record or beneficially, any equity or other financial or profit interest in any entity that has had business dealings with M3 (other than business dealings of transactions conducted in the ordinary course of business with M3 at substantially prevailing market prices and on substantially prevailing market terms) or that has engaged in competition with M3.

         4.23. Full Disclosure. All of the information provided by M3 and its representatives herein or in the M3 Disclosure Letter is true, correct, and complete in all material respects, and no representation, warranty, or statement made by M3 or the Principal Stockholders in or pursuant to this Agreement or the M3 Disclosure Letter contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation, warranty, or statement, in light of the circumstances in which they were made, not misleading.

         4.24 Section 368 Representations.

              4.24.1. The fair market value of the HealthStream Common Stock and other consideration received by each M3 Stockholder will be approximately equal to the fair market value of the M3 Common Stock surrenders in the Merger.

              4.24.2. There is no plan or intention by the M3 Stockholders to sell, exchange or otherwise dispose of a number of shares of HealthStream Common Stock received in the transaction that would reduce the M3 Stockholders' ownership of HealthStream Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent (50%) of the value of all of the formerly outstanding stock of M3 as of the same date. For purposes of this representation, shares of M3 Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of HealthStream Common Stock will be treated as outstanding HealthStream Common Stock on the date of the transaction, moreover, shares of HealthStream

         Common Stock and shares of HealthStream Common Stock held by the M3 Stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

              4.24.3. M3 has provided to HealthStream true and correct copies of statements ("Section 368 Certificates") received from each M3 Stockholder with respect to his plan or intention to sell or otherwise dispose of the HealthStream Common Stock to be received pursuant to the Merger.

              4.24.4. Merger Sub will acquire at least 90 percent (90%) of the fair market value of the net assets and at least 70 percent (70%) of the fair market value of the gross assets held by M3 immediately prior to the transaction. For purposes of this representation, amounts paid by M3 to dissenters, amounts paid by M3 to M3 Stockholders who receive cash or other property, M3 assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by M3 immediately preceding the transfer, will be included as assets of M3 held immediately prior to the transaction.

              4.24.5. Neither HealthStream nor Merger Sub will assume any debts or obligations of the holders of the M3 Common Stock as part of the Merger.

              4.24.6. Except as set forth in the M3 Disclosure Letter, there have not been any sales or redemptions of M3's capital stock in contemplation of the Merger. The M3 Disclosure Letter sets forth all transactions in the capital stock of M3 Stockholders since January 1, 1999.

              4.24.7. The liabilities of M3 assumed by Merger Sub and the liabilities to which the transferred assets of M3 are subject were incurred by M3 in the ordinary course of its business.

              4.24.8. M3 and the M3 Stockholders will pay their respective expenses, if any, which are incurred in connection with the Merger.

              4.24.9. M3 has not disposed of any assets (either as a dividend or otherwise) constituting more than ten percent (10%) of the fair market value of all of its assets (ignoring any liabilities) at any time either during the past twelve months or in contemplation of the Merger.

              4.24.10. M3 is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

              4.24.11. M3 is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

              4.24.12. The fair market value of the assets of M3 transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

              4.24.13. M3 has a valid business purpose for entering into the Merger.

              4.24.14. Any compensation paid or to be paid to any M3 Stockholder who will be an employee of, or perform advisory services for, HealthStream or any affiliate thereof after the Merger will be in consideration for services rendered or to be rendered, and such compensation will be commensurate with amounts paid to third parties bargaining at arm's length for similar services and has been bargained for independently of negotiations regarding consideration to be paid for M3 shares outstanding. None of the shares of HealthStream Common Stock received by any M3 Stockholder is or will be separate consideration for, or allocable to, any employment, consulting or other arrangement which may be entered into between HealthStream or any affiliate thereof and such shareholder for services rendered or to be rendered by any shareholder.

              4.24.15. No indebtedness between HealthStream or any of its subsidiaries, on the one hand, and M3 or any of its subsidiaries, on the other hand, exists or will exist prior to the Merger that (a) was issued or acquired at a discount, or (b) will be settled, as a result of the Merger, at a discount. No "installment obligation" (as the quoted term is defined for purposes of Section 453B of the Code) between HealthStream or any of its subsidiaries, on the one hand, and M3 or any of its subsidiaries, on the other hand, exists or will exist prior to the Merger that will be extinguished as a result of the Merger.

         4.25 NO WARRANTY OF CONDITION. The assets and properties of M3 are to be taken as a part of the Merger AS IS, WHERE IS, AND WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, EXCEPT SOLELY AS EXPRESSLY SET FORTH IN THIS AGREEMENT; IT BEING THE INTENTION OF HEALTHSTREAM, M3 AND THE PRINCIPAL STOCKHOLDERS TO EXPRESSLY REVOKE, RELEASE, NEGATE AND EXCLUDE ALL EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT) AS TO (I) THE CONDITION OF M3'S ASSETS OR ANY ASPECT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY AND ALL EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES RELATED TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE; (II) THE NATURE OR QUALITY OF CONSTRUCTION, STRUCTURAL DESIGN OR ENGINEERING OF THE PROPERTIES OR ASSETS, INCLUDING ANY LATENT OR PATENT DEFECTS, IF ANY; (III) THE QUALITY OF THE LABOR OR MATERIALS INCLUDED IN THE PROPERTIES OR ASSETS, INCLUDING ANY LATENT OR PATENT DEFECTS; (IV) ANY FEATURES OR CONDITIONS, INCLUDING ANY LATENT OR PATENT DEFECTS, AT OR WHICH AFFECT THE PROPERTIES OR ASSETS WITH RESPECT TO ANY PARTICULAR PURPOSE, USE, POTENTIAL OR OTHERWISE; (V) THE SIZE, SHAPE, CONFIGURATION, CAPACITY, QUANTITY, QUALITY, CASH FLOW, EXPENSES, VALUE, MAKE, MODEL OR CONDITION OF THE PROPERTIES OR ASSETS; (VI) ALL EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTIES OR ASSETS; (VII) ANY ENVIRONMENTAL, STRUCTURAL OR OTHER CONDITION OR HAZARD OR THE ABSENCE THEREOF HERETOFORE, NOW, OR HEREAFTER AFFECTING IN ANY MANNER ANY OF THE PROPERTIES OR ASSETS; AND (VIII) ALL OTHER EXPRESS OR IMPLIED WARRANTIES AND REPRESENTATIONS BY M3 OR THE PRINCIPAL STOCKHOLDERS WHATSOEVER, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. FURTHERMORE, NEITHER M3 NOR THE PRINCIPAL STOCKHOLDERS MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE FUTURE PROFITABILITY, FUTURE CASH FLOW OR VIABILITY OF M3, ALL OF WHICH HEALTHSTREAM MUST DETERMINE FROM ITS INVESTIGATION OF THE BOOKS AND RECORDS OF M3 AND HEALTHSTREAM'S OWN BUSINESS ACUMEN. HEALTHSTREAM ACKNOWLEDGES AND AGREES THAT THE DOCUMENTATION AND INFORMATION PROVIDED BY M3 OR THE PRINCIPAL STOCKHOLDERS TO HEALTHSTREAM ARE NOT THE SOLE SOURCE OF INFORMATION UPON WHICH ITS DECISION TO ENTER INTO THIS AGREEMENT WAS BASED.

                                   ARTICLE 5.
          REPRESENTATIONS AND WARRANTIES OF HEALTHSTREAM AND MERGER SUB

         Except as set forth in the disclosure letter delivered at or prior to the execution hereof to M3 and the Principal Stockholders (the "HealthStream Disclosure Letter"), HealthStream and Merger Sub, jointly and severally, represent, warrant, and agree as follows:

         5.1. Existence; Good Standing; Corporate Authority. HealthStream is duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. Merger Sub is duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee. HealthStream is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. HealthStream and Merger Sub each have all requisite corporate power and authority to own, operate, and lease their respective properties and carry on their businesses as now conducted.

         5.2. Authorization, Validity, and Effect of Agreements. Each of HealthStream and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. This Agreement, the Merger and the transactions contemplated herein have been approved by the Boards of Directors of HealthStream and Merger Sub and by the shareholder of Merger Sub. The consummation by HealthStream and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of HealthStream and Merger Sub, enforceable in accordance with their respective terms. The issuance and delivery by HealthStream of shares of HealthStream Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of HealthStream. The shares of HealthStream Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable. Upon delivery of the HealthStream Common Stock in exchange for the M3 Common Stock in accordance with the terms of this Agreement, the holders of the HealthStream Common Stock will be the owners of the HealthStream Common Stock.

         5.3. Capitalization. The authorized capital stock of HealthStream consists of 20,000,000 shares of Common Stock, no par value, 2,294,163 of which are issued and outstanding, and 5,000,000 shares of Preferred Stock, no par value, of which 76,000 shares have been designated as Series A Convertible Preferred Stock, 1,376,360 shares have been designated as Series B Convertible Preferred Stock, no par value, and 650,000 shares have been designated as Series C Convertible Preferred Stock, no par value. The outstanding shares of Common Stock and Convertible Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the shareholders of the capital stock of HealthStream are a party to the Shareholders' Agreement attached as Exhibit F, the Co-Sale Agreement attached as Exhibit G, the Voting Agreement attached as Exhibit H (collectively referred to herein as the "Investor Agreements"). A true and complete copy of each of the Investor Agreements with their amendments have been provided to M3 and the Principal Stockholders. Each of the Investor Agreements is in full force and effect and is valid and enforceable in accordance with its terms and HealthStream and each stockholder or other person that has or had any obligation or liability under the Investor Agreements are in full compliance with all applicable terms and requirements thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give any person the right to declare a breach or default or exercise any remedy under, or to cancel, terminate, or modify any Investor

Agreement. Except for the Investor Agreements, none of the outstanding shares of capital stock are subject to any voting agreement, stockholder agreement, co-sale agreement, registration rights agreement (except those registration rights granted pursuant to the Investor Rights Agreement dated April 21, 1999 and amended August 11, 1999), voting trust agreement, buy-sell agreement or any lien encumbrance, security interest, restriction, or claim.

         5.4. Subsidiaries. The HealthStream Disclosure Letter sets forth the outstanding capital stock of Merger Sub and each corporation, partnership, or other entity of which at least a majority of the voting interest is owned directly or indirectly by HealthStream (a "HealthStream Subsidiary"). Merger Sub has not engaged in any activity other than in connection with the transactions contemplated by this Agreement.

         5.5. No Violation. Neither the execution and delivery by HealthStream and Merger Sub of this Agreement, nor the consummation by HealthStream and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the charter or bylaws of HealthStream or Merger Sub; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of HealthStream or Merger Sub pursuant to any material commitment, lease, contract, or other material agreement or instrument to which HealthStream or Merger Sub is a party; or (iii) violate or result in a change in any rights or obligations, under any governmental permit or license or any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to HealthStream or Merger Sub.

         5.6. Litigation. There is no action, suit, or proceeding pending against HealthStream or any HealthStream subsidiary (including, but not limited to, Merger Sub) or, to the Knowledge of HealthStream or any HealthStream subsidiary, threatened against or affecting HealthStream or any HealthStream subsidiary, at law or in equity, or before or by any federal or state commission, board, bureau, agency, or instrumentality, that is reasonably likely to have a Material Adverse Effect. HealthStream is not subject to any currently existing order, writ, injunction or decree relating to its operations or those of its subsidiaries.

         5.7. Absence of Certain Changes. Since December 31, 1999, there has not been any material adverse change in the financial condition, results of operations, business, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of HealthStream, except for changes in the ordinary course of business.

         5.8. No Brokers. HealthStream has not entered into any contract, arrangement, or understanding with any person or firm that may result in the obligation of HealthStream to pay any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. HealthStream is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions, or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         5.9. Regulatory Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental entity, is required by or with respect to HealthStream or Merger Sub in connection with the execution and delivery of this Agreement by HealthStream or Merger Sub, or the consummation by HealthStream or Merger Sub of the transactions contemplated hereby, which the failure to obtain would have a Material Adverse Effect.

         5.10. Full Disclosure. All of the information provided by HealthStream and its representatives herein or in the HealthStream Disclosure Letter is true, correct, and complete in all material respects, and no representation, warranty, or statement made by HealthStream or Merger Sub in or pursuant to this Agreement or the HealthStream Disclosure Letter contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation, warranty, or statement, in light of the circumstances in which they were made, not misleading.

         5.11. Securities Documents. HealthStream has previously delivered to M3 an accurate and complete copy of HealthStream's Registration Statement on Form S-1 and related exhibits that it filed with the Securities and Exchange Commission ("SEC") and a copy of Amendment No. 1 to such Form S-1 that it intends to file. The information contained in that Form S-1 was true, complete and correct in all material respects on the date it was filed and the information contained in the Amendment No. 1 to such Form S-1 is true, complete and correct in all material respects. HealthStream has timely filed with the SEC and the National Association of Securities Dealers all Securities Documents as defined in Section 10.15.4 herein required by the Securities Laws as defined in
Section 10.15.5 herein and such Securities Documents complied in all material respects with the Securities Laws and, as of their respective dates, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.12. Financial Statements.

              5.12.1. HealthStream has previously delivered or made available to M3 accurate and complete copies of HealthStream's financial statements, which are accompanied by the audit reports of Ernst & Young LLP, independent certified public accountants with respect to HealthStream. The HealthStream financial statements fairly present the consolidated financial condition of HealthStream as of the respective dates set forth therein, and the consolidated income, changes in stockholders equity and cash flows of HealthStream for the respective periods or as of the respective dates set forth therein.

              5.12.2. Each of HealthStream's financial statements referred to in
         Section 5.12(a) has been prepared in accordance with GAAP during the periods involved, except as stated therein. The audits of HealthStream have been conducted in all material respects in accordance with GAAP. The books and records of HealthStream and it subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of HealthStream and its subsidiaries.

              5.12.3. Except to the extent (i) reflected, disclosed or provided for in the consolidated balance sheets of HealthStream as of December 31, 1999 (including related notes), (ii) of liabilities incurred since December 31, 1999 in the ordinary course of business and (iii) of liabilities incurred in connection with consummation of the transactions contemplated by this Agreement, neither HealthStream nor its subsidiaries have any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of HealthStream on a consolidated basis.

         5.13. Financial Resources. HealthStream has the financial wherewithal and has, or will have prior to the Effective Time, sufficient funds to perform its obligations under this Agreement.

         5.14. Section 368 Representations.

              5.14.1. Prior to the Merger, HealthStream will be in control of Merger Sub within the meaning of Section 368(c)(1) of the Code.

              5.14.2. Following the Merger, Merger Sub will not issue additional shares of its stock that would result in HealthStream losing control of Merger Sub within the meaning of Section 368(c)(1) of the Code.

              5.14.3. HealthStream has no plan or intention to reacquire any of the HealthStream Common Stock issued in the Merger.

              5.14.4. HealthStream has no plan or intention to liquidate Merger Sub; to merge Merger Sub with and into another corporation; to sell or otherwise dispose of the stock of Merger Sub; or to cause Merger Sub to sell or otherwise dispose of any of the assets of the M3 acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

              5.14.5. Following the Merger, Merger Sub will continue the historic business of M3 or use a significant portion of the M3 business assets in a business.

              5.14.6. HealthStream and Merger Sub will pay their respective expenses, if any, incurred in connection with the Merger.

              5.14.7. HealthStream and Merger Sub are not investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

              5.14.8. No stock of Merger Sub will be issued in the Merger.

              5.14.9. HealthStream has a valid business purpose for entering into the Merger.

              5.14.10. Any compensation paid or to be paid to any M3 Stockholder who will be an employee of, or perform advisory services for, HealthStream or any affiliate thereof after the Merger and such compensation will be commensurate with amounts paid to third parties bargaining at arm's length for similar services and consideration to be paid for M3 shares outstanding. None of the shares of HealthStream Common Stock received by any M3 Stockholder is or will be separate consideration for, or allocable to, any employment, consulting or other arrangement which may be entered into between HealthStream or any affiliate thereof and such shareholder for services rendered or to be rendered by any shareholder.

              5.14.11. No indebtedness between HealthStream or any of its subsidiaries, on the one hand, and M3 or any of its subsidiaries, on the other hand, exists or will exist prior to the Merger that (a) was issued or acquired at a discount, or (b) will be settled, as a result of the Merger, at a discount. No "installment obligation" (as the quoted term is defined for purposes of Section 453B of the Code) between HealthStream or any of its subsidiaries, on the one hand, and M3 or any of its subsidiaries, on the other hand, exists or will exist prior to the Merger that will be extinguished as a result of the Merger.

                                   ARTICLE 6.
                                    COVENANTS

         6.1. Covenants of HealthStream and M3. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that the other parties shall otherwise specifically consent in writing) each of HealthStream and M3 covenants with the other that, insofar as the obligations relate to it:

              6.1.1. Each of HealthStream and M3 shall carry on their respective businesses in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises, and preserve their relationships with customers, suppliers, and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect.

              6.1.2. Each of HealthStream and M3 shall allow all designated officers, attorneys, accountants, and other representatives of the other access at all reasonable times during regular business hours to the records and files, correspondence, audits, and properties, as well as to all information relating to commitments, contracts, titles, and financial position, or otherwise pertaining to the business and affairs, of HealthStream and M3.

              6.1.3. Each of HealthStream and M3 will promptly file or submit and diligently prosecute any and all applications or notices with public authorities, federal, state, or local, domestic or foreign, and all other requests for approvals of any private persons, the filing or granting of which is necessary or appropriate, or is deemed necessary or appropriate by any party hereto, for the consummation of the transactions contemplated hereby.

              6.1.4. Except as and to the extent required by law, each of HealthStream and M3 hereby agrees not to disclose or use, and each shall cause its representatives not to disclose or use, any confidential information with respect to any other party hereto furnished, or to be furnished, by such other party or its representatives in connection herewith at any time or in any manner other than in connection with their respective evaluations of the Merger.

         6.2. Covenants of M3 and the Principal Stockholders. M3 and the Principal Stockholders covenant and agree as follows:

              6.2.1. (i) they shall, and shall direct and use their Best Efforts to cause M3's directors, officers, employees, advisors, accountants, and attorneys (the "Representatives"), not to, initiate, solicit, or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of M3 (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that the Board of Directors of M3 may furnish such information or participate in such negotiations or discussions if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to do the same may cause the members of such Board of Directors to breach their fiduciary duties under applicable law; (ii) they will immediately cease and discontinue any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.2.1; and (iii) they will notify HealthStream immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

              6.2.2. M3 will make all normal and customary repairs, replacements, and improvements to its facilities, properties, and equipment and, without limiting the generality of the covenants set forth in Section 6.1.1, will not:

                      (i) change its certificate of incorporation, bylaws, or
              capitalization or merge or consolidate with or into or otherwise acquire any interest in any entity except as provided herein;

                      (ii) declare, set aside, or pay any cash dividend or other distribution on or in respect of shares of its capital stock, or any redemption, retirement, or purchase with respect to its capital stock or issue any additional shares or rights or options or agreements to acquire shares of its capital stock, or reprice any outstanding stock options;

                      (iii) discharge or satisfy any lien, charge, encumbrance,
              or indebtedness outside the ordinary course of business, except those required to be discharged or satisfied;

                      (iv) authorize, guarantee, or incur any indebtedness;

                      (v) make any capital expenditures or capital additions or
              betterments, or commitments therefor, aggregating in excess of ten thousand dollars (US$10,000);

                      (vi) loan funds to any person;

                      (vii) institute, settle, or agree to settle any
              litigation, action, or proceeding before any court or governmental body in an amount in excess of $10,000 in the aggregate;

                      (viii) sell, lease, mortgage, pledge, or subject to any
              other encumbrance or otherwise dispose of any of its property or assets, tangible or intangible, other than in the ordinary course of business;

                      (ix) except in the ordinary course of business consistent
              with past practice, authorize any compensation increases of any kind whatsoever for any employee (provided M3 shall pay owing or accrued deferred compensation) or adopt or amend any existing severance plan or other Plan;

                      (x) make any new elections with respect to Taxes, or any
              changes in current elections with respect to Taxes; or

                      (xi) enter into any contract, agreement, commitment, or
              arrangement to do any of the foregoing.

              6.2.3. neither M3 nor the Principal Stockholders shall take any action that would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled including, without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition, or thing that would cause the representations and warranties made by them herein not to be true, correct, complete, and accurate as of the Closing Date.

              6.2.4. M3 shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code; or (ii) enter into any contract, agreement, commitment, or arrangement with respect to either of the foregoing.

              6.2.5. M3 shall cooperate with HealthStream's audit firm for any purpose that HealthStream deems reasonably necessary to effectuate the terms of this Agreement, including, but not limited to providing assistance with generating work papers and executing necessary representation letters.

              6.2.6. M3 shall comply with all reasonable requests of HealthStream's audit firm and provide all the information required to complete an audit for the year ending December 31, 1999 as soon as possible.

         6.3. Covenants of HealthStream. HealthStream covenants and agrees that:

              6.3.1. HealthStream shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(D) of the Code, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to either of the foregoing.

              6.3.2. HealthStream shall not take any action that would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled including, without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition, or thing that would cause the representations and warranties made by them herein not to be true, correct, complete, and accurate as of the Closing Date.

              6.3.3. It is the intention of HealthStream that within a reasonable period of time following the Effective Time (a) it will provide former full time employees of M3 who remain employed by Merger Sub following the Effective Time with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of HealthStream (b) any such employees will receive credit for years of service with M3 prior to the Effective Time for the purpose of eligibility to the extent applicable (but not for the purpose of accrual of benefits or allocation of employer contributions) and (c) HealthStream shall cause any and all pre-existing condition limitations and eligibility waiting periods under group health plans to be waived with respect to participants and their eligible dependents who have been continuously insured (either through M3 or a prior employer) for twelve (12) months prior to the Closing Date.

              6.3.4. Subject to the advice of underwriters, counsel and accountants as well as then existing market conditions and alternative means of raising capital that may better suit its needs, HealthStream shall use all commercially reasonable efforts to cause its common stock to be registered under the Securities Laws as promptly as possible and to have such common stock to be approved for listing on the NASDAQ Stock Market (or such other national securities exchange or stock market on which such securities shall then be traded).

              6.3.5. HealthStream shall grant employees of M3 an option to purchase the number of shares of HealthStream Common Stock designated on Exhibit K attached hereto and an additional number of shares to make the total grant to each such employee commensurate with similarly situated current HealthStream employees.

                  6.3.6. HealthStream agrees to permit M3 to obtain a director's and officer's liability policy and extended reporting period (otherwise known as "tail coverage"); provided, however, that the premium expense for such coverages shall not exceed $15,000.

                                   ARTICLE 7.
                                   CONDITIONS

         7.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              7.1.1. No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

              7.1.2. All consents, authorizations, orders, and approvals of (or filings or registrations with) any governmental commission, board, or other regulatory body required in connection with the execution, delivery, and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time, and except where the failure to have obtained or made any such consent, authorization, order, approval, filing, or registration would not have a Material Adverse Effect on the business of HealthStream or M3 following the Effective Time.

              7.1.3. HealthStream shall have received from M3 copies of all resolutions adopted by the Board of Directors and stockholders of M3 in connection with this Agreement and the transactions contemplated hereby. M3 shall have received from HealthStream and Merger Sub copies of all resolutions adopted by the Board of Directors and stockholders of each respective company in connection with this Agreement and the transactions contemplated hereby.

              7.1.4. Each M3 Stockholder shall have signed a form of consent which (a) consents to the terms of the Merger and to the taking of stockholder action to approve the Merger without a meeting, (b) acknowledges that he or she is aware of his or her rights to dissent to the Merger and demand payment for his or her shares of M3 Common Stock in accordance with the Texas Act, and (c) waives such rights to dissent and demand payment.

         7.2. Conditions to Obligations of M3 and the Principal Stockholders to Effect the Merger. The obligations of M3 and the Principal Stockholders to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              7.2.1. HealthStream shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of HealthStream and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and M3 shall have received a certificate of the President or the Chief Financial Officer of HealthStream, dated the Closing Date, certifying to such effect.

              7.2.2. From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, or operations of HealthStream, that would have or would be reasonably likely to have a HealthStream Material Adverse Effect.

              7.2.3. M3 and the Principal Stockholders shall have received a written opinion, dated as of the Closing Date, from counsel for HealthStream substantially in the form of Exhibit C attached hereto.

              7.2.4. HealthStream shall have executed Employment Agreements with Robert Smith and William Hyche, substantially in the form of Exhibit E attached hereto.

              7.2.5. M3 shall have received an opinion of counsel satisfactory to it that the Merger will qualify as a reorganization under Section 368(a) of the Code.

              7.2.6. HealthStream shall have executed Stock Vesting Agreements with Robert Smith and William Hyche, substantially in the form of
         Exhibit I attached hereto.

              7.2.7. HealthStream shall have granted either Robert Smith or William Hyche visitation rights to its Board of Directors and shall have executed the Visitation Rights Letter substantially in the form of Exhibit J attached hereto.

         7.3. Conditions to Obligations of HealthStream and Merger Sub to Effect the Merger. The obligations of HealthStream and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              7.3.1. M3 and the Principal Stockholders shall have performed their respective agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of M3 and the Principal Stockholders contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date to the same extent as if made on the Closing Date, and HealthStream shall have received a certificate of the Chief Executive Officer of M3 and each of the Principal Stockholders dated the Closing Date, certifying to such effect.

              7.3.2. From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations, or prospects of M3, that would have or would be reasonably likely to have a M3 Material Adverse Effect.

              7.3.3 HealthStream shall have received a written opinion, dated as of the Closing Date, from counsel for M3, substantially in the form of Exhibit D attached hereto.

              7.3.4. Robert Smith and William Hyche shall have executed Employment Agreements, substantially in the form of Exhibit E attached hereto.

              7.3.5. M3 Stockholders shall have executed a Shareholders' Agreement, substantially in the form of Exhibit F attached hereto.

              7.3.6. M3 Stockholders shall have executed a Co-Sale Agreement, substantially in the form of Exhibit G attached hereto.

              7.3.7. M3 Stockholders shall have executed a Voting Agreement, substantially in the form of Exhibit H attached hereto.

              7.3.8. Robert Smith and William Hyche shall have executed Stock Vesting Agreements, substantially in the form of Exhibit I attached hereto.

              7.3.9. M3 shall not have more than one million two hundred thousand dollars (US$1,200,000) in total debt excluding accounts payable and other short term indebtedness incurred in the ordinary course of business.

              7.3.10. M3 Stockholders shall have approved the execution of this Agreement.

         7.4. Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party. Each party will promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger or any of the other transactions contemplated hereby by any Governmental Entity or third party or which would otherwise prevent or materially delay consummation of such transactions. Each party will promptly give notice to the other party of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by that party contained herein or a failure by that party to comply with any covenant, condition or agreement contained herein.

                                   ARTICLE 8.
                                   TERMINATION

         8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of HealthStream and M3.

         8.2. Termination by Either HealthStream or M3. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either HealthStream or M3 if (a) the Merger shall not have been consummated by January 31, 2000 or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory, or administrative agency or commission shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order, or decree.

         8.3. Termination by M3. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of M3, if (a) there has been a breach by HealthStream or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an HealthStream Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of HealthStream, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by M3 to HealthStream.

         8.4. Termination by HealthStream. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of HealthStream, if (a) there has been a breach by M3 or the Principal Stockholders of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a M3 Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of M3 or the Principal Stockholders, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by HealthStream to M3.

         8.5. Effect of Termination and Abandonment. Upon termination of this Agreement pursuant to this Article 8, other than the provisions of Sections
10.10 and 10.12, this Agreement shall be void and of no other effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto (other than for breach of a covenant contained herein), or on the part of the respective directors, officers, employees, agents, or stockholders of any of them.

         8.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9.
                         SURVIVAL OF REPRESENTATIONS AND
                            WARRANTIES; INDEMNIFICATION

         9.1. Survival of Representations and Warranties. The representatives and warranties of the parties contained in Articles 4 and 5 of this Agreement shall survive the Merger for a period expiring on the first anniversary of the Closing Date. Except as and to the extent set forth in Article 4 hereof, neither M3 nor the Principal Stockholders makes any representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to HealthStream and Merger Sub (including, but not limited to, any opinion, information or advice which may have been provided to HealthStream or Merger Sub by any officer, stockholder, director, employee, agent, consultant, attorney or representative of M3, its Principal Stockholders or any of their affiliates). HealthStream and Merger Sub acknowledge and affirm that they have had full access to the audited financial statements and other information regarding M3 and that HealthStream and Merger Sub have made their own independent investigation, analysis, evaluation and verification of M3, its business, assets, properties, operations and its financial condition.

         9.2. Indemnity Obligations of the Principal Stockholders. Subject to the provisions of this Article 9 and the Escrow Agreement, the Principal Stockholders, severally and not jointly, in accordance with the Escrow Agreement, agree to indemnify and hold HealthStream and Merger Sub harmless from, and to reimburse HealthStream and Merger Sub for, any losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, and reasonable attorneys' fees and expenses actually incurred (collectively "Losses") arising in connection with or attributable to the inaccuracy or breach of any representation, warranty, or covenant made by M3 or the Principal Stockholders in this Agreement as of the date of this Agreement and as of the Closing Date. With regard to the representation and warranty regarding Accounts Receivable in
Section 4.12 herein, any Accounts Receivable that exists as of the Closing Date that has not been collected in full, without any set-off, at the end of the Escrow Period shall be included in the Retained Portion under the Escrow Agreement and such accounts receivable shall be assigned to the Principal Stockholders.

         9.3. Indemnification by HealthStream. Subject to the provisions of this
Article 9, HealthStream and Merger Sub, jointly and severally, will indemnify, defend, and hold harmless the Principal Stockholders and the other M3 Stockholders from, and reimburse the Principal Stockholders and the other M3 Stockholders for, any Losses arising in connection with or attributable to the inaccuracy or breach of any representation, warranty, or covenant made by HealthStream or Merger Sub in this Agreement as of the date of this Agreement and as of the Closing Date.

         9.4 Limitation on Liability. Notwithstanding the provisions of this Agreement, neither M3, the Principal Stockholders nor any M3 Stockholder shall be liable to HealthStream or any person under this Agreement or otherwise for any Losses which are less than $10,000 in the aggregate. The maximum liability of M3 for any Losses under this Agreement or any related document or instrument shall not exceed $250,000. The maximum liability of each of the Principal Stockholders for any Losses under this Agreement or any related document or instrument shall not exceed $1,250,000. The parties agree that the sole source for payment of the indemnity obligations of the Principal Stockholders under this Agreement or otherwise will be the Merger Consideration paid to the Principal Stockholders under this Agreement. For the purposes of this Article 9, the Consideration Shares will be valued at $16.00 per share.

         9.5 Notice; Procedure. If a claim in respect to this Article 9 is to be made against an indemnifying party under this Section, the party to be indemnified shall promptly notify the indemnifying party in writing of such claim on or before the first anniversary of the Closing Date. In no case shall an indemnifying party be liable under this Agreement with respect to any Loss or settlement unless the indemnifying party shall have been notified in writing by the indemnified party seeking indemnification, of the assertion or filing of the claim or action giving rise to such Loss or settlement promptly after such indemnified party shall have been advised of, or otherwise shall have received information as to, the assertion or filing of such claim or action. In case any action is brought against any indemnified party, and such indemnified party notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it or he may wish, jointly with all other indemnifying parties, similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded, based upon advice of its counsel, that there may be legal defenses available to it or he and/or any other indemnified party which are different from or additional to those available to the indemnifying party, the indemnified party shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party. Upon receipt of notice from the indemnifying party to such Indemnified Party of its election to assume the defense of such action and approval by the Indemnified Party of counsel, the indemnifying party will not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with defense thereof unless:

             (i) the Indemnified Party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel);

             (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice or commencement of the action; or

             (iii) the indemnifying party has authorized the employment of counsel at the expense of the indemnifying party.

                                   ARTICLE 10.
                               GENERAL PROVISIONS

         10.1. Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

         If to HealthStream or Merger Sub:

         Robert H. Laird, Jr.
         Vice President and General Counsel
         209 10th Ave. South
         Suite 450
         Nashville, TN 37203

         If to M3 or Principal Stockholders:

         Robert Smith
         Chief Executive Officer
         Multimedia Marketing, Inc.
         1230 Riverbend, Suite 218
         Dallas, TX 75247

         and

         William Hyche
         801 Ranch Road 6205
         Suite 100B
         Austin, TX 78738

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so personally delivered or mailed.

         10.2. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         10.3. Entire Agreement. This Agreement, the Exhibits, the M3 Disclosure Letter, the HealthStream Disclosure Letter, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous term sheets, agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         10.4. Amendment. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors, if applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         10.5. Governing Law. THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE DETERMINATION OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

         10.6. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         10.7. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         10.8. Incorporation of Exhibits. The M3 Disclosure Letter, the HealthStream Disclosure Letter, and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         10.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.10. Expenses. Each party to this Agreement shall bear its own expenses in connection with the Merger and the transactions contemplated hereby.

         10.11. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled by contract, at law, or in equity.

         10.12 Arbitration. Any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof. The arbitration agreement set forth herein shall not limit a court from granting a temporary restraining order or preliminary injunction in order to preserve the status quo of the parties pending arbitration. Further, the arbitrator(s) shall have power to enter such orders by way of interim award, and they shall be enforceable in court. The place of such arbitration shall be in Davidson County, Tennessee.

         10.13 Delivery by Facsimile. This Agreement shall become effective upon execution and delivery hereof by all the parties hereto; delivery of this Agreement may be made by facsimile to the parties with original copies promptly to follow by overnight courier.

         10.14 Guarantee. HealthStream guarantees all of the obligations of Merger Sub under this Agreement.

         10.15 Certain Definitions. The following terms shall have the meanings ascribed to them for all purposes of this Agreement:

              10.15.1. "Best Efforts" shall mean the taking of all reasonable steps to cause or prevent any event or condition which would have been taken in similar circumstances by a reasonably prudent business person engaged in a similar business for the advancement or protection of his own economic interest in light of the consequences of failure to cause or prevent the occurrence of such event or condition.

              10.15.2. "Knowledge" or "known" shall mean that an individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual possessing the requisite knowledge and experience could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. A corporation shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer (or in any similar capacity) of the corporation, has, or at any time had, knowledge of such fact or other matter. Neither party is understood to have undertaken a separate investigation in connection with the transactions contemplated hereby to determine the existence or absence of facts or other matters in the statement qualified as "known" by, or the "knowledge" of such party.

              10.15.3. "Material Adverse Effect" shall mean, with respect to any party, any effect that is material and adverse to the financial condition, results of operations or business of that party and its subsidiaries taken as whole, or that materially impairs the ability of any party to consummate the Merger, or any of the other transactions contemplated by this Agreement. Material Adverse Effect shall not, however, be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the healthcare industry, (b) changes in GAAP that are generally applicable to the healthcare industry, (c) expenses incurred in connection with the transactions contemplated hereby, (d) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby, or (e) changes attributable to or resulting from changes in general economic conditions.

              10.15.4. "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

              10.15.5. "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

              THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf to be effective as of the day and year first written above.


HEALTHSTREAM, INC.


By:
    -------------------------------

Title:
      -----------------------------


HEALTHSTREAM ACQUISITION II, INC.



By:
    -------------------------------

Title:
      -----------------------------


MULTIMEDIA MARKETING, INC.



By:
    -------------------------------

Title:
      -----------------------------


THE PRINCIPAL STOCKHOLDERS:


-----------------------------------
Robert Smith


-----------------------------------
William Hyche

                            ATTACHMENTS AND EXHIBITS

M3 Disclosure Letter
HealthStream Disclosure Letter
Exhibit A - Articles of Merger
Exhibit B - Form of Escrow Agreement
Exhibit C - Form of HealthStream Counsel Legal Opinion
Exhibit D - Form of M3 Counsel Legal Opinion
Exhibit E - Form of Employment Agreement
Exhibit F - HealthStream Shareholders' Agreement
Exhibit G - HealthStream Co-Sale Agreement
Exhibit H - HealthStream Voting Agreement
Exhibit I - Stock Vesting Agreement
Exhibit J - Visitation Rights Letter
Exhibit K - M3 Employee Stock Options
Exhibit L - Merger Consideration Allocation

                             M3 OFFICER CERTIFICATE

         The undersigned hereby certifies that Multimedia Marketing, Inc. ("M3") and its Principal Stockholders have performed their respective agreements contained in the Merger Agreement and the representations and warranties of M3 and the Principal Stockholders contained in the Merger Agreement and in any document delivered in connection therewith are true and correct to the same extent as if made on this date.

         IN WITNESS WHEREOF, the undersigned has set his hand this the ___ day of January 2000.

                                         MULTIMEDIA MARKETING, INC.


                                         By:
                                             -----------------------------------


                                         Title:
                                                --------------------------------

                         HEALTHSTREAM DISCLOSURE LETTER

5.4      HEALTHSTREAM SUBSIDIARIES.

         1. Merger Sub. The outstanding capital stock of Merger Sub is 1,000 shares, all of which are owned by HealthStream.
         2. HealthStream Acquisition I, Inc. d/b/a Quick Study, Inc. The outstanding capital stock of Quick Study is 1,000 shares, all of which are owned by HealthStream.

                                    EXHIBIT A

                               ARTICLES OF MERGER

         In accordance with the provisions of Sections 48-21-107 and 48-21-109 of the Tennessee Business Corporation Act ("TBCA") and Section 5.04 of the Texas Business Corporation Act ("Texas Act"), Multimedia Marketing, Inc., a Texas corporation d/b/a m3 The Healthcare Learning Company ("M3"), and HealthStream Acquisition II, Inc., a Tennessee corporation ("Merger Sub"), collectively referred to as the "Merging Corporations," adopt the following Articles of Merger for the purpose of merging M3 with and into Merger Sub.

         1. The Plan of Merger that has been approved by each of the Merging Corporations in the manner prescribed by TBCA and the Texas Act is set forth in Appendix A attached hereto and is incorporated for all purposes into these Articles of Merger.

         2. Approval of the Plan of Merger by the shareholders of M3 and Merger Sub is required by TBCA and the Texas Act.

         3. The Plan of Merger was approved upon action by written consent of the shareholders of M3 on January __, 2000 and upon action by written consent of the shareholders of Merger Sub on January __, 2000.

         4. The Plan of Merger was approved upon action by written consent of the Board of Directors of M3 on January __, 2000, and by all action required by the Board of Directors of Merger Sub on January __, 2000.

         5. The effective time of the Merger shall be 12:00 a.m. Central Standard Time on January __, 2000.

Dated as of January __, 2000.

                                         HEALTHSTREAM ACQUISITION II, INC.
                                         a Tennessee corporation



                                         By:
                                             -----------------------------------


                                         Title:
                                                --------------------------------


                                         MULTIMEDIA MARKETING, INC.
                                         a Texas corporation



                                         By:
                                             -----------------------------------


                                         Title:
                                                --------------------------------

                                    EXHIBIT B

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT C

                   FORM OF HEALTHSTREAM COUNSEL LEGAL OPINION

                                    EXHIBIT D

                        FORM OF M3 COUNSEL LEGAL OPINION

                                    EXHIBIT E

                          FORM OF EMPLOYMENT AGREEMENT

                                    EXHIBIT F

                      HEALTHSTREAM SHAREHOLDERS' AGREEMENT

                                    EXHIBIT G

                         HEALTHSTREAM CO-SALE AGREEMENT

                                    EXHIBIT H

                          HEALTHSTREAM VOTING AGREEMENT

                                    EXHIBIT I

                             STOCK VESTING AGREEMENT

                                    EXHIBIT J

                            VISITATION RIGHTS LETTER

                                    EXHIBIT K

                            M3 EMPLOYEE STOCK OPTIONS


                                     HEALTHSTREAM
EMPLOYEE                             OPTION SHARES
Ralph Westbrook                           4,143
Mike Embry                               12,643
Mike Dewey                               12,643
Steve Price                               2,071
John Haugen                                 829
Ernest Burger                               829
Kathy Smith                                 414
Meloney Tucker                              414
Thomas Sumners                              166
Steve Gordan                                166
Mike Brumley                                166
Martha Smith                                166
Karen Stewart                               166
Evan Esnard                                 166
Eric Gray                                   166
Eddie Kim                                   166
Judy Bettes                                 166
Chris Alderman                              166
------------------------------------------------
TOTAL                                    18,643

The shares under the above options shall have a strike price of $16.00 per share and shall vest and become exercisable on the first anniversary of the Closing Date except that 8,500 of the shares issued to each of Mike Embry and Mike Dewey under the above options shall vest and become exercisable upon the Closing. In the event any of the above employees are terminated without cause during the twelve (12) month period following the Closing Date, any portion of the terminated employee's option granted under this Exhibit K not previously exercisable and vested shall become fully exercisable and vested.

                                    EXHIBIT L

                         MERGER CONSIDERATION ALLOCATION

                                     TRANSACTION CONSIDERATION
                               M3 SHARES         CASH        HS SHARES
M3 STOCKHOLDERS

Paul Johnson                    702,034         77,093         56,833
Rhodes Partnership              647,737         22,171         55,497
VHA                             400,000         43,926         32,382
Bert Rawald                     201,231         22,098         16,291
Joe Hinton                      187,500         20,590         15,179
JKTS Corp.                      184,500         63,461         12,236
Steve Price                     150,000         16,472         12,143
Commerce Capital                148,373         16,293         12,011
Joseph C. Sparks                102,500          3,576          8,778
Justin S. Sparks Trust          102,500          3,576          8,778
Jason C. Sparks Trust           102,500          3,576          8,778
Charles Wise                     62,500          6,863          5,060
Joanne H. Morton                 56,136          6,165          4,544
Gail H. Tarlow                   56,136          6,165          4,544
W. Jeffrey Sparks                41,000         14,102          2,719
Kevin D. Sparks                  41,000         14,102          2,719
C. Todd Sparks                   41,000         14,102          2,719
Laurie Platt Cromwell            15,625          1,716          1,265
Linda Allen Platt                15,625          1,716          1,265
Coley R. Platt, Jr               15,625          1,716          1,265
Jordan Mark Etier Trust           7,813            858            632
Corinthian Platt Trust            7,812            858            632

This table does not reflect the HealthStream Common Stock issued to the Principal Stockholders nor the $238,805 in cash paid to the Principal Stockholders.